UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/19/2010

WELLS CORE OFFICE INCOME REIT, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-163411

Maryland	26-0500668
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

(770) 449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

The information required by Item 1.01 is included in Item 2.03 below and is incorporated by reference herein.

Item 2.01.    Completion of Acquisition or Disposition of Assets

On November 19, 2010, Wells Core Office Income REIT, Inc. (which may be referred to herein as the "Registrant," "we," "our" or "us") purchased a three-story office building containing approximately 71,000 rentable square feet (the "333 East Lake Street Building") for approximately $11.5 million, exclusive of closing costs. The acquisition was funded with proceeds of $6.2 million from a $70.0 million secured revolving credit facility (the "Credit Facility," which is described further below in Item 2.03), proceeds of $3.7 million from a related-party loan, and proceeds of $1.6 million raised from our ongoing public offering. The 333 East Lake Street Building was built in 2001 and is located on approximately 7.0 acres of land located at 333 East Lake Street in Bloomingdale, Illinois. The 333 East Lake Street Building was purchased from HP Hamilton Woods I LLC, which is not affiliated with us, Wells Real Estate Advisory Services III, LLC (the "Advisor"), or an affiliate of the Advisor. The purchase price for the 333 East Lake Street Building is less than the estimated replacement cost.

The 333 East Lake Street Building is 98% leased to Bridgestone Retail Operations, LLC ("Bridgestone"). The current aggregate annual base rent for Bridgestone at the 333 East Lake Street Building is approximately $1.0 million. The current weighted-average remaining lease term for Bridgestone in the 333 East Lake Street Building is approximately eight years.

Bridgestone offers a variety of automotive repair services, including drivetrain, engine, heating and cooling, steering, and suspension maintenance, as well as tire sales through a network of approximately 2,200 company-owned service centers in the United States. The Bridgestone lease expires in November 2018. Bridgestone has the right to extend the term of its lease for two additional five-year renewal periods at 95% of the then-current market rate, provided that the then-market rate is not less than the previous rent being paid.

Based on the current condition of the 333 East Lake Street Building, we do not believe it will be necessary to make significant renovations to the 333 East Lake Street Building. Our management believes that the 333 East Lake Street Building is adequately insured.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 19, 2010, Wells Core Office Income Operating Partnership, LP, our operating partnership ("Wells OP"), entered into the Credit Facility with Regions Bank ("Regions"), as administrative agent for itself and any other lenders that may become parties to the Credit Facility. Under the Credit Facility, we may borrow up to $70 million (the "Facility Amount"), subject to availability as described below. We also have the right on three occasions within 18 months of closing to increase the Facility Amount by an aggregate of $130 million to a total Facility amount of $200 million provided that no default has occurred. The Credit Facility also includes a standby letter of credit facility with an initial $10 million sublimit and a swingline facility with an initial $10 million sublimit, in each case subject to availability. Aggregate advances, letters of credit or swingline loans outstanding at any time under the Credit Facility are subject to availability equal to the lesser of (1) the Facility Amount, (2) 60% multiplied by the value of the properties used to secure the Credit Facility, provided that until we have raised $30 million in common equity, the availability attributable to the 333 East Lake Street Building will be its value multiplied by 55% less $150,000, or (3) an amount which would produce a minimum implied debt service coverage ratio of 1.45 based on a 30-year amortization schedule and an interest rate equal to the greater of (a) the ten-year Treasury Rate plus 2.5% or (b) 8.0%. Draws under the Credit Facility will be secured by properties directly owned by our subsidiaries which we have elected to add to the borrowing base. The proceeds of the Credit Facility may be used by us to acquire properties and for working capital, capital expenditures and other general corporate purposes.

The entire unpaid principal balance of all borrowings under the Credit Facility and all accrued and unpaid interest thereon will be due and payable in full on November 19, 2012, which date may be extended to November 19, 2013 subject to satisfaction of certain conditions and payment of an extension fee equal to .25% of the amount committed under the Credit Facility. We may borrow under the Credit Facility at rates equal to (1) LIBOR plus the applicable LIBOR Margin (the "LIBOR Rate") or (2) the greater of (a) the prime rate announced by Regions, (b) the Federal Funds Effective Rate plus 0.5% or (c) the 30-day LIBOR (adjusted daily) plus 1.0%, plus the applicable base rate margin (the "Base Rate"). The applicable LIBOR margin may vary from 3.0% to 4.0% and the applicable base rate margin may vary from 2.0% to 3.0% based on our then current leverage ratio. All swingline loans issued under the Credit Facility will bear interest at the Base Rate. We generally will be required to make interest-only payments. We also may prepay the Credit Facility in whole or in part at any time without penalty, subject to reimbursement of any breakage and redeployment costs incurred by lenders in the case of prepayment of LIBOR borrowings.

We are required to pay a fee on the unused portion of the Credit Facility in an amount equal to the average daily unused amount of the Credit Facility multiplied by a rate per annum equal to (1) .50% if we utilize 50% or less of the Facility Amount or (2) .35% if we utilize more than 50% of the Facility Amount, payable quarterly in arrears. We will also pay a fee at a rate per annum equal to the applicable LIBOR margin for LIBOR-based loans on the maximum amount available to be drawn under each letter of credit that is issued and outstanding, payable quarterly in arrears. Additionally, we must pay Regions a one-time fronting fee equal to the greater of (1) $1,500 or (2) 0.125% on the stated amount of each letter of credit issued pursuant to the Credit Facility, payable at the time of issuance. Wells OP's obligations with respect to the Credit Facility are guaranteed by us and by certain material subsidiaries of Wells OP, as defined in the Credit Facility, pursuant to the terms of a guaranty dated as of November 19, 2010 (the "Guaranty").

The Credit Facility contains, among others, the following restrictive covenants:

-        The ratio of our total indebtedness to the total value of our assets, as both are defined in the Credit Facility, may not exceed 0.65 to 1.00 until May 19, 2012, and to 0.60 to 1.00 thereafter.

-        Our amount of secured debt, excluding the Credit Facility and non-recourse debt, may not exceed 5% of our consolidated tangible assets for so long as our consolidated tangible assets are less than $200 million in value. Thereafter, the limit will be increased to 10%.
-        The ratio of our EBITDA to our fixed charges, including preferred dividends, shall not be less than 1.75 to 1.00.
-        Beginning with the fiscal quarter ending October 31, 2011 and at any time thereafter, our tangible net worth may not be less than the sum of (1) $200 million and (2) 75% of the gross cash proceeds of all of our equity issuances consummated after October 31, 2011.
-        On or before January 31, 2011, we must raise at least $30 million in gross cash proceeds from equity issuances, provided that we may, upon payment of an extension fee in the amount of $35,000, extend the period in which to raise this equity amount until February 28, 2011. Additionally, we must raise an additional $55 million in gross cash proceeds from equity issuances on or before April 30, 2011.

We are currently in compliance with all such covenants. Although we expect to remain in compliance with these covenants for the duration of the term of the Credit Facility, depending upon our future operating performance, capital raising success, property and financing transactions and general economic conditions, we cannot assure you that we will continue to be in compliance.

Item 9.01.    Financial Statements and Exhibits

(a)         Financial Statements.
Since it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before February 3, 2011, by amendment to this Form 8-K.

(b)         Pro Forma Financial Information.

See Paragraph (a) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS CORE OFFICE INCOME REIT, INC.

Date: November 24, 2010	By:	/s/ Randall D. Fretz
Randall D. Fretz
Senior Vice President